Exhibit 10.8

Current Director Fee Arrangements

Directors of the Company receive no fees for service on the Board of Directors of MainStreet Financial Corporation (the Company). Directors of the Company, except for those that also are executive officers of the Bank, receive compensation for service on the Board of Directors of MainStreet Savings Bank, FSB (the Bank).  During 2008, all non-employee directors of the Bank will receive a $300 monthly retainer plus $600 for each board meeting attended. All non-employee directors of the Bank will also receive $200 for each committee meeting attended in excess of 12 meetings during the year. Director Fuhr, as Chairman, will receive an additional $1,800 annual fee, paid quarterly. He also will receive fees for the construction appraisals he conducts for the Bank. He is paid $50 when the property is within 10 miles from the Bank, $75 when property is from 11 to 25 miles from the Bank and $100 when the property is more than 25 miles from the Bank. Additionally he will receive a mileage rate of 50.5 cents per mile driven for these services. The employee directors of the Company will receive no separate compensation for Board service.